Exhibit (h)(3)

OPERATING EXPENSES AGREEMENT

THIS OPERATING EXPENSES AGREEMENT (this “Agreement”) is effective as of the [•] day of [•], 2015, by and between TCW ALTERNATIVE FUNDS, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed in Appendix A attached hereto, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and TCW INVESTMENT MANAGEMENT COMPANY, a California corporation (the “Manager”).

WITNESSETH:

WHEREAS, the Manager renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory and Management Agreement between the Trust and the Manager, dated [•], 2015 (the “Investment Management Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of all expenses of the Trust and the Funds pursuant to Paragraph 3 of the Investment Management Agreement; and

WHEREAS, the Manager desires to limit the Funds’ respective Operating Expenses (as defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Manager to implement those limits;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Manager hereby agrees to limit each Fund’s Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in Appendix A of this Agreement.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Manager’s investment advisory or management fee under Paragraph 4 of the Investment Management Agreement and other expenses described in Paragraph 3 of the Investment Management Agreement, but excluding taxes, interest, brokerage commissions, dividends on securities sold short, acquired fund fees and expenses, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

3. Reimbursement of Fees and Expenses. The Manager retains its right to receive reimbursement of the investment advisory or management fee reduced that it is otherwise entitled to receive under the Investment Management Agreement and Operating Expenses paid by it that are not its responsibility under the Investment Management Agreement.

4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect through [October 31, 2016], unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter with respect to each specified Fund for additional one-year periods corresponding to that Fund’s fiscal year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by either the Trust or by the Board of Trustees of the Trust, on behalf of any one or more of the Funds, upon sixty (60) days’ prior written notice to the Manager. The Manager may decline to renew this Agreement with respect to any or all Funds by written notice to the Trust at least thirty (30) days before its annual expiration date.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction of effect.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

TCW ALTERNATIVE FUNDS	TCW INVESTMENT MANAGEMENT COMPANY

By:	By:
Name: Patrick W. Dennis	Name:
Title: Vice President and Assistant Secretary	Title:

Appendix A to Operating Expenses Agreement

(Effective [•], 2015)

Fund	Class N Operating Expense Limit(1)	Class I Operating Expense Limit
TCW/Gargoyle Hedged Value Fund	1.50%	1.25%

(1)	Includes Rule 12b-1 fees paid by Class N shares of the Fund. There are no Rule 12b-1 fees assessable for Class I shares of the Fund.

TCW ALTERNATIVE FUNDS	TCW INVESTMENT MANAGEMENT COMPANY

By:	By:
Name: Patrick W. Dennis	Name:
Title: Vice President and Assistant Secretary	Title:

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